Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-260835, 333-273378, and 333-276317) on Form S-3 and (Nos. 333-272272, 333-269887, 333-263498, and 333-277080) on Form S-8 of our report dated February 21, 2023, with respect to the consolidated financial statements of Aurora Innovation, Inc.
/s/ KPMG LLP
Santa Clara, California
May 24, 2024